Investor Relations:	Media Contact:
Darice Liu	Matt McLoughlin
Universal Display	Gregory FCA
investor@udcoled.com	media@udcoled.com
609-671-0980 x558	610-228-2123
UNIVERSAL DISPLAY CORPORATION ANNOUNCES
THIRD QUARTER 2014 FINANCIAL RESULTS

EWING, N.J. - November 6, 2014 - Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the third quarter ended September 30, 2014.

For the quarter, the Company reported net income of $4.3 million, or $0.09 per diluted share, on revenues of $32.9 million. For the third quarter of 2013, the Company reported net income of $5.5 million, or $0.12 per diluted share, on revenues of $32.8 million. During the quarter, the Company incurred income tax expense of $2.0 million, compared to income tax benefit of $1.1 million in the same quarter of 2013. For the quarter, the Company reported operating income of $6.1 million, compared to $4.2 million for the third quarter of 2013.

For the first nine months of 2014, the Company reported net income of $28.7 million, or $0.61 per diluted share, representing increases of 77% and 74%, respectively, compared to net income of $16.2 million, or $0.35 per diluted share, in the same period of 2013.

"We are pleased to report another quarter of strong operating profits and earnings. The results reflected the continued diversification in our customer base and strength of our operational model," said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. "In a quarter in which revenues were consistent with the same quarter in 2013, we were able to increase our operating income by 43%, which illustrates our commitment to managing our expenses."

Mr. Rosenblatt continued, "For the first nine months of the year, revenues increased by 39% compared to the same period in 2013 and net income increased by 77% compared to the same period in 2013. This quarter's sales were softer-than-anticipated due to industry dynamics resulting from weaker-than-expected high-end mobile phone sales and lower host material sales as the result of our host materials not being used in certain new product offerings. We were pleased to see new OLED products introduced during the quarter, which included wearables, tablets, smartphones and TVs. We believe that this growing proliferation of OLED displays is setting the stage for panel makers' investment plans for 2015 and beyond to increase. Add that to our ongoing advancements with new OLED materials and technologies, we continue to be excited by the robust trajectory projected for the OLED market and our future.”

Third Quarter 2014 Results

Revenues for the third quarter of 2014 were $32.9 million, compared to revenues of $32.8 million in the same quarter of 2013. Growth in third quarter revenues was led by a 260% increase in royalties and license fees, which rose to $5.4 million, from $1.5 million in the third quarter of 2013. This growth was offset by a 9% decrease in material sales, which were $27.5 million, down from $30.3 million in the third quarter of 2013. This decline was mainly due to lower sales of host materials.

The Company reported operating income of $6.1 million for the three months ended September 30, 2014 compared to $4.2 million in the same period in 2013. During the quarter, the Company incurred income tax expense of $2.0 million compared to income tax benefit of $1.1 million in the same quarter in 2013.

No revenue was recognized under the Samsung Display Co., Ltd (SDC) licensing agreement in the third quarter, as SDC is obligated to make licensing payments in the second and fourth quarters of the year. For 2014, the Company recognized $25 million in SDC licensing revenue in the second quarter and expects to recognize another $25 million in the fourth quarter, for a total of $50 million in SDC licensing revenues for the year.

Operating expenses for the third quarter of 2014 were $26.8 million, compared to $28.6 million in the same quarter of 2013. Cost of materials for the quarter was $7.4 million, compared to $9.8 million in the third quarter of 2013.

The Company’s balance sheet remained strong, with cash and cash equivalents and short-term investments of $268.4 million as of September 30, 2014.

On June 2, 2014, the Company's Board of Directors approved a stock repurchase program authorizing the Company to purchase shares of its common stock up to a total purchase price of $50 million over the subsequent 12 months. Since Board approval and through September 30, 2014, the Company purchased 714,328 shares at a cost of approximately $22.5 million.

First Nine Months Results

Revenues in the first nine months of 2014 were $134.9 million, a 39% increase compared to $97.2 million for the first nine months of 2013. Material sales in the first nine months of the year were $98.7 million, an increase of 41% compared to material sales of $70.2 million in the first nine months of 2013. Operating income in the first nine months of 2014 was $41.5 million, or 31% of revenues, compared to operating income of $18.8 million, or 19% of revenues, in the first nine months of 2013. For the first nine months of 2014, we reported net income of $28.7 million, or $0.61 per diluted share, representing increases of 77% and 74%, respectively, compared to net income of $16.2 million, or $0.35 per diluted share, in the same period of 2013.

2014 Guidance

With the OLED industry still in its nascent stage where many variables can have a material impact on its growth, the Company now expects revenues to be in the range of $183 million to $185 million. The revised expectation is based on the assumption that the above noted third quarter customer trends are likely to continue for the remainder of this year.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, November 6, 2014 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the "events" portion of the Company's website. Those wishing to participate in the live call should dial 1- 888-468-2440 (toll-free) or 1- 719-457-1512, and reference conference ID 1670062. An online archive of the webcast will be available within two hours of the conclusion of the call.

To see how Universal Display is changing the face of the display and lighting industries with its UniversalPHOLED, white OLED, and flexible OLED technologies, please visit the company’s website at http://www.udcoled.com.

About Universal Display Corporation
Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries. Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 3,300 issued and pending patents worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology, that can enable the development of low power and eco-friendly displays and white lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Based in Ewing, New Jersey, with international offices in Ireland, South Korea, Hong Kong, Japan and Taiwan, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc. The Company has also established relationships with companies such as AU Optronics Corporation, BOE Technology, DuPont Displays, Inc., Innolux Corporation, Kaneka Corporation, Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., Philips Technologie GmbH, Pioneer Corporation, Samsung Display Co., Ltd., Sony Corporation, and Tohoku Pioneer Corporation. To learn more about Universal Display, please visit http://www.udcoled.com.

Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2013. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)

	September 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,391	$70,586
Short-term investments	230,968	202,024
Accounts receivable	22,107	15,657
Inventory	29,834	10,595
Deferred income taxes	17,363	21,563
Other current assets	13,335	6,623
Total current assets	350,998	327,048
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $24,235 and $22,756	17,860	14,893
ACQUIRED TECHNOLOGY, net of accumulated amortization of $41,089 and $32,841	85,763	94,011
INVESTMENTS	2,606	7,417
DEFERRED INCOME TAXES	14,435	19,143
OTHER ASSETS	508	242
TOTAL ASSETS	$472,170	$462,754
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,039	$5,256
Accrued expenses	10,320	16,039
Deferred revenue	2,036	1,910
Other current liabilities	493	24
Total current liabilities	19,888	23,229
DEFERRED REVENUE	2,245	2,403
RETIREMENT PLAN BENEFIT LIABILITY	10,257	9,436
Total liabilities	32,390	35,068

SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 46,944,116 and 46,825,168 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	469	468
Additional paid-in capital	577,971	572,401
Accumulated deficit	(101,431)	(130,159)
Accumulated other comprehensive loss	(4,073)	(4,368)
Treasury stock, at cost (1,115,829 and 401,501 shares at September 30, 2014 and December 31, 2013, respectively)	(33,158)	(10,658)
Total shareholders’ equity	439,780	427,686
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$472,170	$462,754

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUE:
Material sales	$27,494	$30,286	$98,746	$70,175
Royalty and license fees	5,357	1,456	35,200	23,956
Technology development and support revenue	41	1,084	911	3,030
Total revenue	32,892	32,826	134,857	97,161

OPERATING EXPENSES:
Cost of material sales	7,388	9,783	29,236	21,157
Research and development	7,915	7,862	28,639	24,116
Selling, general and administrative	6,625	6,411	19,576	17,918
Patent costs and amortization of acquired technology	4,081	3,899	12,801	13,038
Royalty and license expense	803	624	3,060	2,108
Total operating expenses	26,812	28,579	93,312	78,337
Operating income	6,080	4,247	41,545	18,824
INTEREST INCOME	187	206	598	594
INTEREST EXPENSE	(17)	(13)	(55)	(31)
INCOME BEFORE INCOME TAXES	6,250	4,440	42,088	19,387
INCOME TAX (EXPENSE) BENEFIT	(1,966)	1,102	(13,360)	(3,221)
NET INCOME	$4,284	$5,542	$28,728	$16,166

NET INCOME PER COMMON SHARE:
BASIC	$0.09	$0.12	$0.62	$0.35
DILUTED	$0.09	$0.12	$0.61	$0.35

WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	46,197,713	45,912,512	46,398,644	45,865,395
DILUTED	46,633,763	46,594,843	46,956,428	46,547,568

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$28,728	$16,166
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue	(3,825)	(3,282)
Depreciation	1,499	1,493
Amortization of intangibles	8,248	8,224
Amortization of premium and discount on investments, net	(405)	(336)
Stock-based compensation to employees	5,333	4,514
Stock-based compensation to Board of Directors and Scientific Advisory Board	729	597
Deferred income tax benefit	8,737	—
Retirement plan benefit expense	1,257	1,250
(Increase) decrease in assets:
Accounts receivable	(6,450)	(9,128)
Inventory	(19,239)	3,166
Other current assets	(6,712)	(2,458)
Other assets	(266)	(5)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(3,119)	265
Other current liabilities	469	(21)
Deferred revenue	3,793	2,131
Net cash provided by operating activities	18,777	22,576
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,214)	(4,200)
Additions to intangibles	—	(367)
Purchases of investments	(301,924)	(284,581)
Proceeds from sale of investments	278,226	255,022
Net cash used in investing activities	(27,912)	(34,126)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under ESPP	279	268
Repurchase of common stock	(22,500)	(5,456)
Proceeds from the exercise of common stock options	1,001	890
Payment of withholding taxes related to stock-based compensation to employees	(2,840)	(2,990)
Net cash used in financing activities	(24,060)	(7,288)
DECREASE IN CASH AND CASH EQUIVALENTS	(33,195)	(18,838)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	70,586	85,923
CASH AND CASH EQUIVALENTS, END OF PERIOD	$37,391	$67,085
The following non-cash activities occurred:
Unrealized loss (gain) on available-for-sale securities	$30	$(19)
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	323	300
Common stock issued to employees that was earned and accrued for in a previous period	746	282
Net change in accounts payable and accrued expenses related to purchases of property and equipment	(252)	184